Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into this 18th day of July, 2013 (the “Effective Date”), by and between RLJ Entertainment, Inc. (the “Company”), and Miguel Penella (“Executive”) (each, a “Party,” and collectively, the “Parties”).

Recital:

The Company desires to employ Executive as an employee of the Company, and Executive desires to be employed as an employee, on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Section 1.             Term.  The Company will employ Executive, and Executive will serve the Company, as an employee under the terms of this Agreement until terminated pursuant to Section 4.  The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term.”  The period of time between the commencement and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

Section 2.             Employment.

(a)         Position and Reporting.  The Company hereby employs Executive as the Chief Executive Officer (“CEO”) and President of the Company, for the Employment Period on the terms and conditions set forth in this Agreement.  Executive represents and warrants that (i) his employment with the Company does not and will not breach any agreements with or duties to any former employer or any other third party; and (ii) Executive has no obligations inconsistent with the terms of this Agreement or with his undertaking a relationship with the Company, and Executive will not enter into any agreement in conflict with this Agreement.

(b)         Authority and Duties.  Executive shall exercise such authority, perform such financial and executive duties and functions and discharge such responsibilities as are reasonably associated with Executive’s position as CEO, commensurate with the authority vested in Executive’s position, pursuant to this Agreement and consistent with the direction provided by the Board of Directors of the Company (the “Board”).  During the Employment Period, Executive shall devote his full business time, skill and efforts to the business of the Company, and to no other economic endeavor.  Notwithstanding the foregoing, Executive may make and manage passive personal business investments of his choice (in the case of publicly-held corporations, not to exceed five percent (5%) of the outstanding voting stock) and serve in any capacity that does not interfere with his duties and obligations hereunder, with any civic, educational or charitable organization without seeking or obtaining prior approval by the Board.

Section 3.             Compensation and Benefits.

(a)         Base Salary.  During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $500,000 per annum, less all applicable deductions required by law, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company (“Base Salary”).  Such Base Salary shall be subject to review by the Board each year for possible increase by the Company, but shall in no event be decreased from its then-existing level during the Employment Period.  Any such increase shall be in the discretion of the Board.

(b)         Annual Bonus.  In each year of the Employment Period, the Company shall pay to Executive, as further compensation for the performance of his duties and obligations under this Agreement, incentive compensation (the “Annual Bonus”) under the terms and conditions set forth in this Section 3(b).  If the applicable performance targets are met, the Annual Bonus amount shall be $400,000 for calendar year 2013.  The Annual Bonus amount for each of calendar years 2014, 2015 and any subsequent year shall be set by the Board no later than March 31st of such year provided that the Annual Bonus amount for each such year shall not be less than $250,000.   The Annual Bonus shall be paid upon the achievement by the Company of 97% of the EBITDA or revenue targets (the “Performance Target Levels”) proposed by management and approved and adopted by the Board, in its sole discretion, for each of calendar years 2013, 2014, 2015 and any subsequent year.  Notwithstanding the failure of the Company to achieve 97% of the Performance Target Level in any year, the Board may, upon recommendation of the Compensation Committee, taking into consideration all relevant facts and circumstances, determine to award Executive all or a portion of the Annual Bonus amount for such year or other incentive compensation.  The Board shall use reasonable efforts to set a target bonus and performance criteria for each year after 2013 by March 31 of such year.  The Annual Bonus shall be paid within 75 days following the end of a calendar year.

(c)         Other Benefits.  During the Employment Period, (i) Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements in effect during the Employment Period that are generally available to senior employees of the Company, including health insurance and life insurance, subject to and on a basis similar to the terms, conditions and overall administration of such plans, programs and arrangements, and (ii) Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior employees of the Company (the items in (i) and (ii), collectively, “Benefits”).  Executive shall be entitled to four (4) weeks’ vacation per year, subject to the accrual rate, accrual carry-over limitations and other provisions set forth in the employee handbook as amended from time to time (the “Employee Handbook”) and by which Executive hereby acknowledges he is bound.

(d)         Business Expenses.  During the Employment Period, the Company shall reimburse Executive for all documented reasonable business expenses actually incurred by Executive in the performance of his duties under this Agreement, in accordance with the Company’s policies as set forth in the Employee Handbook and Section 12(b) of this Agreement.  All expenses for a single activity or event in excess of $10,000 shall require the advance written approval of the Board.  Executive shall comply with all budget limitations, approval and reporting requirements as the Company may establish from time to time.

Section 4.             Termination of Employment.

(a)         Termination for Cause.  The Company may, in its discretion, terminate Executive’s employment hereunder, with Cause, without prior notice.  For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:

(i)	Dishonesty, theft, misrepresentation, deceit, or fraud; in each case that is material, in connection with Executive’s performance of his duties or functions hereunder;

(ii)	Dishonesty, theft, misrepresentation, deceit, or fraud, other than in connection with Executive’s performance of his duties or functions hereunder, provided such actions cause material harm, or potential material harm, to the Company, including material harm to the reputation or functioning of the Company, or to Executive’s ability to fully perform all duties or functions hereunder;

(iii)	Executive’s negligence or insubordination, as determined in the good faith, reasonable discretion of the Company, to perform the duties and functions reasonably assigned to Executive by the Company, provided however, that if the failure is such as may, in the reasonable opinion of the Company, be of the nature that Executive may cure such breach, the Company shall give notice of such failure, and the Executive shall have up to thirty (30) calendar days to remedy the deficiency to the Company’s reasonable satisfaction.

(iv)	at any time prior to or after the execution of this Agreement, Executive’s conviction for, or plea of nolo contendere to, a charge or commission of a felony;

(v)	any material breach by Executive of the provisions of Sections 6-9 of this Agreement; provided however, that if the breach is such as may, in the reasonable opinion of the Company, be of the nature that Executive may cure such breach, Executive shall have thirty (30) days following written notice from the Company to Executive to fully cure the same.

(b)        Termination Upon Death or Permanent and Total Disability.  Executive’s employment shall be terminated immediately and automatically upon the death of Executive.  Executive’s employment may be terminated, at the option of the Board, if Executive shall be rendered incapable of performing the normal duties and functions of his employment, as determined in the reasonable discretion of the Company, by reason of a Disability (as defined herein).  For purposes of this Agreement, “Disability” shall mean any mental or physical condition either: (i) defined to be a “disability” for purposes of eligibility to receive long term disability benefits under the Company’s long term disability insurance policy or contract as may be in effect from time to time for the benefit of employees of the Company, or (ii) that impairs the ability of the Executive to perform the normal duties and functions of his employment and which can be expected to last, or which has lasted, for a period of six (6) or more consecutive months from the first date of first onset.  If the Employment Period is terminated by reason of the Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(c)         Termination for Good Reason.  Executive may terminate his employment hereunder for “Good Reason.”  For purposes of this Agreement, the term “Good Reason” shall mean either: (i) a material diminution in the Executive's duties or responsibilities (considered as a whole) as set forth herein, including removing Executive as CEO or President of the Company; (ii) a material breach by the Company of this Agreement, including of the compensation and benefits provision set forth in Section 3 hereof or a material reduction in the base compensation (or the amount of performance based target bonus for 2013, 2014, or 2015) or benefits payable or available to Executive as the case may be; subject in either event (i) or (ii), to the Company’s thirty (30) day right to cure after notification from Executive; or (iii) Executive is required by the Company to relocate to an office or facility on a regular basis that is more than fifty (50) miles from the Company’s present location at 8518 Georgia Avenue, Silver Spring, Maryland.

(d)        Termination without Cause.  The Company may terminate Executive’s employment without Cause, at any time, on thirty (30) days’ prior written notice.

(e)         Termination by Executive.  Executive may terminate the Executive’s employment for any reason, at any time, upon thirty (30) days’ prior written notice to the Company.

Section 5.             Consequences of Termination.

(a)         Termination without Cause or for Good Reason.  In the event of termination of Executive’s employment hereunder by the Company without Cause or by the Executive for Good Reason (other than upon death or Disability), Executive shall be entitled to the following exit pay and benefits:

  (i)            Exit Pay - For a period of twelve (12) months following termination of employment (the “Severance Period”), Executive shall continue to receive payment of Executive’s Base Salary as in effect immediately prior to such termination.  In addition, Executive shall be entitled, based upon the date of termination of employment, to a pro rata portion of the entire bonus to which he would have been entitled for the year in which the termination occurs, if 97% of the Performance Target Levels for such year are achieved, payable as provided for in Section 3 (a).  Executive shall receive a lump sum payment for all accrued but unused vacation earned up to the date of termination of his employment (in accordance with Company policy) and to any other compensation or other benefits as may be required by applicable laws, rules or regulations or the compensation  or benefit plans and arrangements in which Executive participates or as set forth in the Employee Handbook (such benefits to be paid, except as otherwise provided by Company policy, not later than thirty (30) days after the date of termination of Executive’s employment).  For the avoidance of doubt, no exit pay shall be due or payable in the event of death or disability.

  (ii)          Benefits Continuation - Executive shall continue all Benefits through the Severance Period (Benefits, however, shall not be deemed to include participation in new grants or awards under incentive compensation or bonus plans.)

  (iii)         As a condition to payment, Exit Pay and Benefits Continuation, Executive shall, within thirty (30) days following the date of termination of employment, execute a general release in favor of the Company in the form attached to this Agreement as Exhibit A, and shall resign as director of the Company and as an officer or director of any affiliate of the Company.

(b)        Other Terminations.  In the event of termination of Executive’s employment hereunder for any reason other than those specified in Section 5(a)(i) hereof, including but not limited to Executive’s voluntary termination without Good Reason, Executive shall not be entitled to any compensation, or other benefits provided hereunder, except as may otherwise be required by applicable laws, rules or regulations or the compensation or benefit plans and arrangements in which Executive participates or as set forth in the Employee Handbook (such benefits to be paid, except as otherwise provided by Company policy, not later than thirty (30) days after the date of termination of Executive’s employment).

Section 6.             Confidentiality.

(a)        Generally.  All Confidential and Proprietary Information, as defined herein, shall be and remain the sole and exclusive property of the Company, without regard to any involvement Executive may have (or have had) in the conception, development, creation, and/or modification of same.  Executive agrees that he will not at any time during the Term or at any time thereafter (regardless of the reason for termination), in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any Person, in any manner whatsoever, any Confidential and Proprietary Information.  For purposes of this Agreement, a “Person” means any legal person, including, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

(b)       “Confidential and Proprietary Information” Defined.  “Confidential and Proprietary Information” means any and all information or material: (i) disclosed or communicated by the Company to Executive; (ii) developed, learned, or otherwise acquired by Executive and relating, directly or indirectly, to his employment with the Company; (iii) entrusted to the Company by third parties; and/or (iv) disclosed or communicated to the Executive during his employment with the Company by any third party that owes a duty of confidentiality with respect to the information and/or material so disclosed or communicated.  Confidential and Proprietary Information includes, but is not limited to, inventions, confidential information, trade secrets, copyrighted works (registered, unregistered, and/or common law), product ideas, techniques, processes, formulas, computer software source and/or object code and documentation, algorithms, system design, architecture, logic, structure, software, mask works, data and/or any other information of any type relating to research, development, marketing, forecasts, sales, profit margins, costs, pricing, non-public financial or accounting information, lists of actual or potential clients suppliers or partners, and/or personnel data, including the salaries, duties, qualifications, performance levels, and terms of compensation of other Company employees, without regard in any event to whether such information or material is or is not marked as “proprietary” and/or “confidential.”  Confidential and Proprietary Information may (but need not) be contained in material such as drawings, samples, procedures, specifications, reports, studies, analyses, client or supplier lists, budgets, cost or price lists, compilations and/or computer programs, or may be in the nature of unwritten knowledge or know-how, without regard to whether such knowledge or know-how is protected by the law of trade secrets.

(c)         Exclusions.  The provisions of this Section 6 shall not apply to: (i) information that is public knowledge or available to the public other than as a result of disclosure by Executive in breach of this Section 6; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by Executive from a third party who, based upon inquiry by Executive, is not bound by a confidential relationship to the Company or any of its Affiliates (as defined herein); or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive.  For purposes of this Agreement, an “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to have control when such Person possesses the power, directly or indirectly, or has the power to direct or to cause the direction of, the management and policies of a Person through the ownership of voting securities, by contract or otherwise.

Section 7.             Ownership of Company Documents.  All Company Documents (as defined herein) shall be and remain the sole and exclusive property of the Company without regard to any involvement Executive may have (or have had) in the conception, development, creation, and/or modification of such Company Documents.  All Company Documents, materials, and property in Executive’s possession or under his control shall be returned to the Company as and when requested, excepting only his personal copies of records relating to his compensation (“Personal Documents”).  Even if the Company does not so request, Executive shall return all Company Documents, materials, and property immediately upon the termination of employment without regard to the reason for the termination, and, except for his Personal Documents, will not take with him or give to any third party any Company Documents, materials, or property or any reproduction thereof upon said termination of employment.  “Company Documents” means documents or other media that contain or relate to Confidential and Proprietary Information or any other information concerning the business, operations, or plans of the Company, whether such documents have been prepared by Executive or by others.  Company Documents include, but are not limited to, papers, drawings, photographs, charts, graphs, notebooks, client lists, sound recordings and other printed, typewritten or handwritten documents.

Section 8.             Inventions; Copyrights; Further Assurances.

(a)        Inventions.  Executive hereby transfers, assigns, and conveys to the Company any and all rights he presently has or may acquire in any and all Inventions (as defined herein) conceived, made, developed, or first reduced to practice or learned by him and/or others during the term of his employment with the Company.  This assignment shall include: (i) the right to file and prosecute patent applications on such Inventions in any and all countries, (ii) the patent applications filed and patents issuing thereon, and (iii) the right to obtain copyright, trademark or trade name protection for any related work product.  Executive shall promptly and fully disclose all such Inventions to the Company conceived, made, developed, or first reduced to practice or learned, either alone or jointly with others, during the term of his employment with the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon) in any and all countries (at the Company’s sole cost and expense); provided, however, that said Inventions will be the sole property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be, and which relate, directly or indirectly, to his work for the Company.  Such disclosure shall be made promptly after each Invention is conceived, made, developed, or first reduced to practice or learned, whichever is earliest in time.  “Invention(s)” means any and all discoveries, developments, concepts, designs, ideas, improvements, inventions and/or works of authorship (including interim work product, modifications, and derivative works), whether or not patentable, copyrightable, or otherwise legally protectable.  This includes, but is not limited to, any new product, method, procedure, process, formulation, algorithm, computer program, software, technique, use, equipment, device, apparatus, system, compound, composition of matter, design or configuration of any kind, and/or any improvement(s) thereon.

(b)       Copyrights.  Executive agrees to promptly and fully disclose to the Company any and all copyrighted (registered, unregistered, or common law) and potentially copyrightable subject matter that Executive conceives, creates, develops, or modifies during the term of his employment by the Company and which relates, directly or indirectly, to his work as an employee, including all computer programs, documentation, technical descriptions for products, user’s guides, and/or illustrations, including any contributions to such subject matter (“Copyright Product”).  All Confidential and Proprietary Information which is Copyright Product shall be considered "work made for hire" under the copyright laws of the United States, and the copyright for any and all Copyright Product shall automatically be and remain the sole and exclusive property of the Company.  Furthermore, Executive hereby transfers and assigns to the Company any and all rights he presently possesses or may acquire in any and all Copyright Product which, for any reason, does not qualify as "work made for hire".  If any Copyright Product embodies or reflects any of preexisting rights, Executive hereby grants to the Company an irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

(c)        Further Assurances.  During and at any time after employment by the Company and upon Company request, Executive will execute all papers in a timely manner and do all reasonable acts necessary or desired to apply for, secure, maintain and/or enforce patents, copyrights, trademarks and any other legal rights in the United States and any foreign countries in any and all inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets owned by and/or assigned to Company under this Agreement or otherwise.  Executive will execute all papers and do any and all reasonable acts necessary or desired to assign and transfer to Company, or any Person to whom Company is obligated to assign its rights, Executive’s entire right, title, and interest in and to any and all inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets.  In the event that Company is unable for any reason whatsoever to secure Executive’s signature to any document reasonably necessary or desired for any of the foregoing purposes (including, but not limited to, renewals, extensions, re-registrations, continuations, divisions or continuations in part), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and in his stead, but only for the purpose of executing and filing any such document(s) and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Executive.

Section 9.            Non-Solicitation of Executives.  Executive agrees that he shall not during the Employment Period and for a period of twenty-four (24) months following the end of the Employment Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever: (i) hire, solicit for hire, employ, retain, or enter into any employment, agency, consulting or other similar agreement or arrangement with, any Person who, within the twenty-four (24) month period prior to the termination of Executive’s employment by the Company, to the Knowledge of Executive, was an employee the Company or a Company Affiliate, (ii)  induce or attempt to induce such Person to terminate his employment with the Company or any Company Affiliate.

Section 10.         Non-Competition.  Executive agrees that he shall not during the Employment Period and during the Restricted Period (as herein defined), directly or indirectly, alone or as principal, partner, joint venture, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, engage in, provide services to, consult or assist any other entity that is engaged, or proposed to be engaged, in any material respect in (a) the sale, distribution, marketing, production and/or acquisition of video programming content for sale directly to end users or for distribution to end users by means of the internet, or (b) performing any other business activities which are the same or substantially similar to any business activity provided or performed by the Company at anytime during the Employment Period.  The foregoing restriction will apply throughout North America, or such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of the Company and its Affiliates (the “Restricted Territory”).  For purposes of this Agreement, the term “Restricted Period” shall mean the period of time following the date of Executive’s termination equal to twelve (12) months.

Section 11.        Breach of Restrictive Covenants; Specific Enforcement.  The restrictions contained in Sections 6 through 11 hereof, inclusive, are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by the Executive to be reasonable for such purposes.  It is acknowledged that it may be impossible to determine the monetary damages incurred by Executive’s violation of this Agreement and that any violation of this Agreement will cause irreparable, immediate and substantial injury to the Company.  Accordingly, Executive agrees that Company will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining Executive from committing a violation of this Agreement and Executive agrees to the issuance and entry of such injunction.  In addition, Company will be entitled to such damages as it can demonstrate it has sustained by reason of the violation of this Agreement by Executive.

Section 12.         Compliance with Code Section 409A.  All payments pursuant to this Agreement shall be subject to the provisions of this Section 12.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of  section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A") or shall comply with the requirements of such provision; provided however that notwithstanding anything to the contrary in this Agreement, in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Code Section 409A.

(a)         Payments to Specified Executives.  To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a “separation from service” pursuant to Code Section 409A (“Separation from Service”), then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Executive, then to the extent required for Executive not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death.  Should this Section 12 result in a delay of payments or benefits to Executive, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 12, shall be paid in lump-sum on the 409A Payment Date.  For purposes of this Section 12, the terms “Specified Executive” and “Separation from Service” shall have the meaning set forth in Code Section 409A as determined in accordance with the methodology established by the Company.  For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than twenty (20%) of the average level of services performed by the Executive during the immediately preceding 12-month period (or period of service if less than 12 months).

(b)        Reimbursements.  For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred.  To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following:  (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive.  Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

(c)         Release.  The requirements for a release in Section 5(a)(i) shall be construed in accordance with this Section 12 and Code Section 409A, and the Executive shall not have the ability to determine the timing of any 409A Payments by virtue of the time the Executive executes and delivers the release.

(d)        No Acceleration; Separate Payments; Termination of Employment.  No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A.  If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.  Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.

(e)        Cooperation.  If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A without changing the basic economic terms of this Agreement.  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company.  This Section 12 is not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly.

Section 13.         Grant of Restricted Shares.  Grant of Restricted Shares.  In consideration of Executive’s employment and Executive’s execution of this Agreement, the Company and Executive have entered into a Restricted Stock Award Agreement, of even date herewith (the “Grant Agreement”), for the grant to Executive of certain shares of the Company’s stock (the “Restricted Shares”).  The Restricted Shares shall be subject to the terms and conditions of the Grant Agreement, attached hereto as Exhibit B, and the RLJ Entertainment, Inc. 2012 Incentive Compensation Plan attached hereto as Exhibit C, as it may be amended from time to time.

Section 14.         Use of Proprietary Information.  Executive will not use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to Company.  Company understands that situations may arise in the future that may require Company to discuss with his future employers the existence of this Agreement and Executive hereby expressly grants Company permission to do so.

Section 15.         Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally  delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Miguel Penella
6039 N. 27th Street
Arlington, VA  22207

With copy to:

Womble Carlyle Sandridge & Rice, LLP
8065 Leesburg Pike, Fourth Floor
Vienna, VA  22182
Attention:   Keith J. Mendelson, Esquire

If to the Company:

RLJ Entertainment, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland  20910
Attention: ___________________

With copy to:

The RLJ Companies
3 Bethesda Metro Center
Suite 1000,
Bethesda, MD  20814
Attention:  H. Van Sinclair

and

Image Entertainment, Inc.
20525 Nordhoff Street Suite 200
Chatsworth, California 91311
Attention: Michael Bayer

or to such other address as a Party hereto shall designate to the other Party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.  Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received.

Section 16.          Waiver of Breach.  Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

Section 17.          Assignment.  Executive may not assign his rights or delegate his duties under this Agreement; provided, however, that this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to Executive hereunder.  Notwithstanding anything to the contrary contained herein, the Company shall be free to assign its rights and delegate its duties under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

Section 18.         Withholding of Taxes.  All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

Section 19.         Severability.  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

Section 20.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 21.          Governing Law.  This Agreement has been entered into within the State of Maryland and shall be deemed performed therein.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of law principles.  The Company and Executive hereby agree that any suit, action or proceeding arising out of or based upon any claim under this Agreement shall be instituted against Executive in state or federal court in Maryland, and Executive and Company waive any objection they may have to the laying of venue of such suit, action or proceeding therein.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 22.         Amendments.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an officer of the Company.  No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement.

Section 23.         No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 24.         Press Releases.  Executive shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company.  The Company may use Executive’s name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media during his employment for any business purpose.

Section 25.        Headings; Explanatory Note.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  The explanatory appearing at the beginning of this Agreement are not mere recitals but are an integral part of the agreement embodied hereby.

Section 26.         Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided however, the Company will reimburse Executive up to $30,000 for legal fees incurred by Executive in connection with the negotiations and drafting of this Agreement.  Notwithstanding the foregoing, the Parties agree that in the event that a Party is successful in whole or in part in any legal action against the other Party under this Agreement (including, without limitation, an action to enforce the restrictions contained in Sections 6 through 9 hereof, inclusive), the prevailing Party will be entitled to recover all costs associated with such action, including reasonable attorneys’ fees, from the other Party.

Section 27.         Construction.

(a)        Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.  The word “or” shall not be exclusive, and references to a Person are also references to its permitted successors and assigns.

(b)       This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 28.          Entire Agreement.  This Agreement and the Award Agreement constitutes the entire agreement by the Company (and its affiliates) and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral, including, but not limited to, that certain Retention Bonus and Severance Agreement between Acorn Media Group and Executive dated June 22, 2010, which agreement shall be of no further force or effect.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

Section 29.          Survival.  The obligations of Sections 5 through 11, 13, 15, 21, 24, 25, 28 and 30 inclusive, and this Section 29, shall survive any termination or expiration of this Agreement.

Section 30.         Arbitration.  Whenever a “dispute” arises between the Parties concerning this Agreement (other than a dispute arising out of Executive’s violation of Sections 6-10 in which case the Company may elect to utilize the options available in Section 11), or any other matter arising out of Executive’s employment with the Company, the Parties shall use their best efforts to resolve the “dispute” by mutual agreement.  If such a “dispute” cannot be so resolved within fifteen (15) calendar days, it shall be submitted to final and binding arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Arbitration then in effect, except as otherwise provided herein.  The parties agree that the hearing in any such arbitration shall be held as soon as practicable in Washington, D.C., and that a written decision shall be rendered by the arbitrator within a reasonable time period after the conclusion of the hearing.  The Parties may submit written requests for relevant documents and a written list of witnesses to the other Party.  Such requests must be served no later than for forty-five (45) days prior to the hearing and responses to such requests must be made no later than fifteen (15) days prior the hearing.  Neither Party may introduce any documents or witnesses at the hearing if omitted from such a response.  The decision of the arbitrator must be in writing and shall be final and binding on the Parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof.  For any federal equal employment claims or for any claims which would require the Company to bear the administrative costs of the arbitration for the claim to be arbitrable, the administrative cost of the arbitration and the arbitrator’s compensation shall be borne by the Company and each party shall be responsible for his or its own costs and attorneys’ fees, unless otherwise agreed to by the parties.  Otherwise, the parties shall bear the cost of the arbitration and the arbitrator’s compensation equally and shall be responsible for his or its own attorneys’ fees.  This section shall survive the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

RLJ ENTERTAINMENT, INC.

By:	/s/ TYRONE BROWN
Name: Tyrone Brown
Title: Director

EXECUTIVE

/s/ MIGUEL PENELLA
Miguel Penella

[Signature Page to Employment Agreement
 between RLJ Entertainment, Inc. and Miguel Penella]

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this _____ day of __________________, 20__, by and between ________________ (“Executive”) and RLJ Entertainment, Inc. (the “Company”).

Recitals:

WHEREAS, Executive is currently employed by the Company in the role of ______________________________, pursuant to that certain Employment Agreement, dated _________________, 20___ (the “Employment Agreement”);

WHEREAS, [____________________________________________________].

WHEREAS, [____________________________________________________].

WHEREAS, Executive acknowledges that, but for Executive’s agreement to execute this Waiver and Release Agreement, Executive would not be eligible for the severance benefits set forth in the Employment Agreement;

NOW THEREFORE, the parties hereby agree as follows:

Agreement

1.           Separation of Employment.  Executive’s last day of employment with the Company shall be ________________________, 20___ (the “Termination Date”).  On and after the Termination Date, Executive shall no longer be employed by the Company or any of its affiliates in any capacity, nor shall Executive serve the Company as an officer or director of the Company or any of its affiliates and the Employment Agreement shall terminate and be of no further force or effect.

2.           Severance Benefits.  In consideration for the promises set forth in this Agreement, the Company agrees that, following the Company’s receipt of a duly executed original of this Agreement, the Company shall continue to pay Executive’s base salary, minus all applicable federal, state and local taxes, in accordance with the Company’s regular payroll practices, through ________________________, 20___,  and Executive shall be entitled to receive such bonus payment and benefits continuation coverage, if any, expressly provided in the Employment Agreement.

3.           Warranty. Executive acknowledges that, other than the Severance Benefits set forth in Section 2, above, Executive has received all wages, accrued but unused vacation pay, equity interests and other benefits due Executive as a result of Executive’s employment with and termination from the Company.
Exhibit A - page 1

4.           Release of Known and Unknown Claims By Executive. In exchange for the Severance Benefits set forth in Section 2 above, and in consideration of the further agreements and promises set forth herein, Executive agrees unconditionally and forever to release and discharge the Company, including, without limitation, the Company’s current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as all of their predecessors, parents, subsidiaries, affiliates, successors in interest and assigns (collectively, the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which Executive may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Executive’s employment with, or termination from the Company on or before the date Executive signs this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; wrongful termination; retaliation; wrongful demotion; discrimination or harassment on any basis protected by federal, state or local law including, but not limited to race, color, sex, gender identity, national origin, ancestry, religion, disability, handicap, medical condition, marital status, and sexual orientation; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or Section 1981 of Title 42 of the United States Code; violation of any safety and health laws, statutes or regulations; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.

The parties intend this release by Executive to be a full and comprehensive general release waiving and releasing all claims, demands, and causes of action, known or unknown, to the fullest extent permitted by law.  Nothing in this Agreement is intended to nor shall it be interpreted to release any claim which, by law, may not be released.

5.           Additional Representations and Warranties By Executive.  Executive represents that Executive has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement.  Executive further represents that Executive will not in the future file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement.  Nothing in this Agreement shall be construed as prohibiting Executive from making a future claim with the Equal Employment Opportunity Commission or any similar state agency; provided, however, that should Executive pursue such an administrative action against the Releasees, or any of them, to the maximum extent allowed by law, Executive agrees and acknowledges that Executive will not seek, nor shall Executive be entitled to recover, any monetary damages from any such proceeding.
Exhibit A - page 2

6.           Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of Executive’s choosing.  Executive further represents and agrees that Executive is entering into this Agreement knowingly and voluntarily.  Executive affirms that no promise was made to cause Executive to enter into this Agreement, other than what is promised in this Agreement.  Executive further confirms that Executive has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for Executive’s agreement.

7.           No Admission of Liability. By entering into this Agreement, neither the Company nor Executive suggests or admits to any liability to one another nor that they violated any law or any duty or obligation to one another.

8.           Confidentiality.  Executive represents, warrants and agrees that neither Executive nor any of Executive’s agents or representatives has already disclosed or publicized, nor will at any time in the future disclose or publicize or cause or permit to be disclosed or publicized, the existence of this Agreement, any of the terms of this Agreement, or the facts underlying this Agreement, to any person, corporation, association or governmental agency or other entity except: (a) to the extent necessary to report income to appropriate taxing authorities; (b) to members of Executive’s immediate family; (c) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (d) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated by Executive to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to Executive’s response to the order, inquiry or subpoena.  Executive further represents, warrants and agrees that Executive has to date maintained and will continue to maintain all non-public information regarding the Releasees, or any of them, as strictly confidential and has not disclosed and shall not disclose such information to any person or entity or cause such information to be disclosed to any person or entity, either directly or indirectly, specifically or generally.

9.           Cooperation. Executive agrees to consult with the Company regarding on-going matters that commenced during Executive’s employment with the Company and to cooperate with the Company in connection with disputes between the Company and third parties (including, but not limited to, current or former employees) when requested by the Company.  This cooperation may include, but is not limited to, conferring with and assisting the Company in preparatory work in litigation matters, providing factual information to the Company, and giving depositions and testimony in judicial and administrative proceedings.  Executive agrees that Executive will not be paid by the Company for Executive’s cooperation, except that the Company will reimburse Executive for Executive’s reasonable out-of-pocket expenses incurred in connection therewith, provided that such expenses are approved in advance by the Company.

10.       No Disparagement.  Executive represents, warrants and agrees that on or after the Termination Date Executive has not disparaged or made derogatory or negative comments, nor will Executive at any time in the future disparage or make derogatory or negative comments, to any third party (including but not limited to employees of the Company) concerning the Releasees, or any of them, at any time.  Nothing in this Section shall preclude Executive from testifying truthfully in any deposition or judicial or administrative proceeding.
Exhibit A - page 3

11.       Return of Property.  By signing below, Executive represents and warrants that Executive has returned to the Company all of the Company’s property, documents (hard copy or electronic files) and information prior to signing this Agreement and that Executive has not, nor will Executive, copy or transfer any Company information, nor will Executive maintain any Company information, after the Termination Date.

12.       Assignment.  The Company may assign this Agreement and/or any of its rights or privileges hereunder, in one or more assignments, and this Agreement shall inure to the benefit of all such successors and assigns.

13.       Governing Law.  This Agreement shall be governed by the laws of the State of Maryland as applied to agreements made and wholly to be performed in State of Maryland.

14.       Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to its subject matter, superseding all prior agreements and understandings, written or oral, with respect to its subject matter; provided, however that this agreement shall not be deemed to supersede the Company’s Code of Conduct and/or any agreements between the Company and Executive with respect to the protection of the Company’s confidential, proprietary and/or trade secret information all of which survives. This Agreement may not be amended or modified, nor any provision hereof waived, other than by a writing signed by Executive and an authorized representative of the Company.

15.       Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

16.       Severability.  If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

17.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
Exhibit A - page 4

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

EXECUTIVE:

Name:

Date:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

Date:

Exhibit A - page 5